Exhibit 99.1
ABERCROMBIE & FITCH REPORTS RECORD FOURTH QUARTER
AND FISCAL YEAR-END RESULTS;
FOURTH QUARTER NET INCOME UP 58% TO $164.6 MILLION;
FOURTH QUARTER NET INCOME PER FULLY-DILUTED SHARE UP 57% TO $1.80;
FISCAL 2005 NET INCOME UP 54% TO $334.0 MILLION;
FISCAL 2005 NET INCOME PER FULLY-DILUTED SHARE UP 61% TO $3.66;
BOARD OF DIRECTORS DECLARES QUARTERLY DIVIDEND OF $0.175;
COMPANY PROVIDES OUTLOOK FOR FIRST HALF OF FISCAL 2006
New Albany, Ohio, February 14, 2006: Abercrombie & Fitch Co. (NYSE: ANF) today reported unaudited results which reflected record net income of $164.6 million and net income per share on a fully-diluted basis of $1.80 for the fourth quarter ended January 28, 2006.
The Company also reported net income of $334.0 million and net income per share on a fully-diluted basis of $3.66 for the fiscal year ended January 28, 2006. Net income per share for 2005 includes the after-tax effect of a previously reported third quarter non-recurring charge of $0.09 per fully-diluted share.
Fourth Quarter Highlights
•	Total Company net sales increased 40% to $961.4 million; comparable store sales increased by 28%

•	Abercrombie & Fitch net sales increased 19% to $473.6 million; Abercrombie & Fitch comparable store sales increased by 18%

•	abercrombie net sales increased 57% to $121.8 million; abercrombie comparable store sales increased by 59%

•	Hollister net sales increased 71% to $358.9 million; Hollister comparable store sales increased by 34%

•	Net income for the fourth quarter of fiscal 2005 increased 58% to $164.6 million from $104.3 million in the fourth quarter of fiscal 2004

•	Net income per share on a fully-diluted basis increased 57% to $1.80 in the fourth quarter of fiscal 2005 from $1.15 in the fourth quarter of fiscal 2004

•	During the fourth quarter, the Company opened its Fifth Avenue Flagship store

•	During the fourth quarter, the Company opened five locations in Canada consisting of two Abercrombie & Fitch stores and three Hollister stores

Mike Jeffries, Chief Executive Officer and Chairman of the Board of Abercrombie & Fitch Co., said:
“Fiscal 2005 was an exceptional year for Abercrombie & Fitch, as we achieved record sales and earnings while enhancing the quality of our brands through strategic business investments. In addition to excellent financial results, fiscal 2005 marked the successful opening of our Fifth Avenue flagship store as well as the Company’s initial expansion into international markets with the opening of Abercrombie & Fitch and Hollister stores in Canada. Our ongoing commitment to building quality in every aspect of the business gives me the confidence that we will continue our success through 2006 and beyond.”
Fourth Quarter and Fiscal Year 2005 Financial Results
Net sales for the thirteen weeks ended January 28, 2006 increased 40% to $961.4 million compared to $687.3 million for the thirteen weeks ended January 29, 2005. Total Company comparable store sales increased 28% for the fourth quarter. Net sales for the fiscal year ended January 28, 2006 increased 38% to $2.785 billion versus $2.021 billion last year. Total Company comparable store sales increased 26% for fiscal 2005.
The gross profit rate for the quarter was 66.5%, increasing 20 basis points compared to last year’s rate of 66.3%. The increase in rate reflects an improved shrink rate and initial markup with little change in the markdown rate versus last year. For fiscal 2005, the gross profit rate was 66.5% versus 66.4% last year, an increase of 10 basis points.
Stores and distribution expense for the quarter, as a percentage of sales, decreased 210 basis points to 30.5% versus 32.6% last year. The decrease in rate versus last year resulted from the Company’s ability to leverage fixed costs due to significant comparable store sales increases, partially offset by increased store management and loss prevention programs. For fiscal 2005, stores and distribution expense, as a percentage of sales, decreased to 35.9% versus 36.5% last year.
Marketing, general, and administrative expense for the fourth quarter, as a percentage of sales, decreased 120 basis points to 8.4% from 9.6% last year. The decrease in rate versus last year resulted from leveraging of marketing expense and home office payroll, partially offset by increased legal expense. For fiscal 2005, MG&A expense was 11.3% of sales, 160 basis points lower than last year’s rate of 12.9%.
Operating income for the fourth quarter increased 57% to $267.5 million compared to $170.2 million last year. For fiscal 2005, operating income was $542.7 million versus $347.6 million last year, an increase of 56%.
Net income for the quarter increased 58% to $164.6 million versus $104.3 million last year. For fiscal 2005, net income increased 54% to $334.0 million versus $216.4 million last year.
Net income per share on a fully-diluted basis for the fourth quarter was $1.80 versus $1.15, representing an increase of 57% versus last year. For fiscal 2005, net income per share on a fully-diluted basis increased 61% to $3.66 versus $2.28 last year. Net income per fully-diluted share for fiscal 2005 includes the effect of a third quarter non-recurring charge of $0.09 on an after-tax basis. Net income per fully-diluted share for fiscal 2004 includes the effect of a non-recurring charge of $0.27 on an after-tax basis.
Fiscal 2006 Outlook
The Company recently annualized strong comparable store sales growth which started in January of 2005, reporting a 33% comparable store sales increase in January of 2006. The Company believes the strong comparable store sales growth in January was due to a continuation of strong sales momentum, gift card redemptions, and the benefit of unseasonably warm temperatures.

Consequently, the Company believes that while it can sustain positive comparable store sales increases, the increases will not be at the level reported over the past 13 months. The Company expects net income per fully-diluted share, for the first-half of fiscal 2006, to be in the range of $1.23 to $1.28, including a charge of approximately $0.08 attributable to the adoption of FAS 123(R). On a comparable non-GAAP basis, excluding 2006 expense related to FAS 123 (R), this would represent a 21% to 26% increase on a net income per share basis compared to last year. Reconciliation to GAAP measures of certain non-GAAP measures contained in this release is set forth in the attached schedule.
The Company expects total capital expenditures for fiscal 2006 to be between $405 million and $415 million with approximately $260 million of this amount allocated to new store construction, store remodels, conversions, and improvements to existing stores, with the remainder related to home office and distribution center investments.
For fiscal 2006, the Company expects to increase gross square-footage by approximately 11% primarily through the addition of 64 Hollister Co. stores, 19 abercrombie stores, 12 Abercrombie & Fitch stores and eight RUEHL stores.
Other Developments
For fiscal 2005, the Company repurchased 1.8 million shares of Class A Common Stock as part of its stock repurchase program. The Company has 5.7 million shares remaining under its existing repurchase authorization.
On February 13, 2006, the Board of Directors declared a quarterly cash dividend of $0.175 per share on the Class A Common Stock of Abercrombie & Fitch Co. payable on March 21, 2006 to shareholders of record at the close of business on February 28, 2006.
During fiscal 2005, the Company paid dividends totaling $0.60 per share to shareholders representing a 20% increase versus total dividends of $0.50 per share paid in fiscal 2004.
The Company operated 361 Abercrombie & Fitch stores, 164 abercrombie stores, 318 Hollister stores, and eight RUEHL stores as of 2005 fiscal year-end. The Company operates e-commerce websites at www.abercrombie.com, www.abercrombiekids.com, and www.hollisterco.com.
Today at 4:30 PM, Eastern Time, the Company will conduct a conference call. Management will discuss the Company’s performance, its plans for the future and will accept questions from participants. To listen to the live conference call, dial (800) 811-0667 or internationally at (913) 981-4901. To listen via the internet, go to www.abercrombie.com, select the Investor Relations page and click on Calendar of Events. Replays of the call will be available shortly after its completion. The audio replay can be accessed for two weeks following the reporting date by calling (888) 203-1112 or internationally at (719) 457-0820 followed by the conference ID number 3097441; or for 12 months by visiting the Company’s website at www.abercrombie.com.
# # # #

For further information, call:	Thomas D. Lennox
Vice President, Corporate Communications
(614) 283-6751
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
A&F cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Press Release, A&F’s Form 10-K or made by management of A&F involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company’s control. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” and similar expressions may identify forward-looking statements. The following factors, in addition to those included in the disclosure under the heading “FORWARD-LOOKING STATEMENTS AND RISK FACTORS” in “ITEM 1. BUSINESS” of A&F’s Annual Report on Form 10-K for the fiscal year ended January 29, 2005, in some cases have affected and in the future could affect the Company’s financial performance and could cause actual results to differ materially from those expressed or implied in any of the forward-looking statements included in this Press Release or otherwise made by management: changes in consumer spending patterns and consumer preferences; the effects of political and economic events and conditions domestically and in foreign jurisdictions in which the Company operates, including, but not limited to, acts of terrorism or war; the impact of competition and pricing; changes in weather patterns; postal rate increases and changes; paper and printing costs; market price of key raw materials; ability to source product from its global supplier base; political stability; currency and exchange risks and changes in existing or potential duties, tariffs or quotas; availability of suitable store locations at appropriate terms; ability to develop new merchandise; and ability to hire, train and retain associates, and the outcome of pending litigation. Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict. Therefore, there can be no assurance that the forward-looking statements included in this Press Release will prove to be accurate. In light of the significant uncertainties in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company, or any other person, that the objectives of the Company will be achieved. The forward-looking statements herein are based on information presently available to the management of the Company. Except as may be required by applicable law, the Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Abercrombie & Fitch Co.
Consolidated Statements of Income
(Unaudited)
Thirteen Weeks Ended January 28, 2006 and Thirteen Weeks Ended January 29, 2005
(in thousands except per share data)

	ACTUAL		ACTUAL
	2005	% of Sales	2004	% of Sales

Net Sales	$961,392	100.0%	$687,254	100.0%

Cost of Goods Sold	321,974	33.5%	231,487	33.7%

Gross Profit	639,418	66.5%	455,767	66.3%

Stores and Distribution Expense	293,488	30.5%	223,833	32.6%

Marketing, General and Administrative Expense	80,783	8.4%	66,076	9.6%

Other Operating Income, Net	(2,341)	-0.2%	(4,317)	-0.6%

Operating Income	267,488	27.8%	170,175	24.8%

Interest Income, Net	(2,376)	-0.2%	(1,299)	-0.2%

Income Before Income Taxes	269,864	28.1%	171,474	25.0%

Income Tax Expense	105,240	10.9%	67,214	9.8%

Effective Rate	39.0%		39.20%

Net Income	$164,624	17.1%	$104,260	15.2%

Net Income Per Share:
Basic	$1.88		$1.19
Fully-Diluted	$1.80		$1.15

Weighted-Average Shares Outstanding
Basic	87,647		87,640
Fully-Diluted	91,275		90,750

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Income
(Unaudited)
Fifty-two Weeks Ended January 28, 2006 and Fifty-two Weeks Ended January 29, 2005
(in thousands except per share data)

	ACTUAL		ACTUAL
	2005	% of Sales	2004	% of Sales

Net Sales	$2,784,711	100.0%	$2,021,252	100.0%

Cost of Goods Sold	933,295	33.5%	680,029	33.6%

Gross Profit	1,851,416	66.5%	1,341,223	66.4%

Stores and Distribution Expense	1,000,755	35.9%	738,244	36.5%

Marketing, General and Administrative Expense	313,457	11.3%	259,834	12.9%

Other Operating Income, Net	(5,534)	-0.2%	(4,490)	-0.2%

Operating Income	542,738	19.5%	347,635	17.2%

Interest Income, Net	(6,672)	-0.2%	(5,218)	-0.3%

Income Before Income Taxes	549,410	19.7%	352,853	17.5%

Income Tax Expense	215,426	7.7%	136,477	6.8%

Effective Rate	39.2%		38.7%

Net Income	$333,984	12.0%	$216,376	10.7%

Net Income Per Share:
Basic	$3.83		$2.33
Fully-Diluted	$3.66		$2.28

Weighted Average-Shares Outstanding
Basic	87,161		92,777
Fully-Diluted	91,221		95,110

Abercrombie & Fitch Co.
Condensed Consolidated Balance Sheets
(in thousands)

	(unaudited)
	January 28, 2006	January 29, 2005
ASSETS

Current Assets
Cash and Cash Equivalents	$68,031	$350,368
Marketable Securities	411,167	—
Receivables	24,511	26,127
Inventories	362,536	211,198
Store Supplies	36,632	36,536
Deferred Income Taxes	21,854	31,246
Other Current Assets	35,112	28,048

Total Current Assets	959,843	683,523

Property and Equipment, Net	813,603	687,011

Other Assets	8,472	8,413

TOTAL ASSETS	$1,781,918	$1,378,947

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Accounts Payable and Outstanding Checks	$145,313	$137,337
Accrued Expenses	215,034	205,153
Deferred Lease Credits	31,727	31,135
Income Taxes Payable	99,480	55,587

Total Current Liabilities	491,554	429,212

Long-Term Liabilities
Debt	—	—
Deferred Income Taxes	30,696	42,188
Deferred Lease Credits	191,225	177,923
Other Liabilities	73,326	60,298

Total Long-Term Liabilities	295,247	280,409

Total Shareholders’ Equity	995,117	669,326

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,781,918	$1,378,947